    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 16, 2002


                                                   REGISTRATION NO. 333-100560



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                             ----------------------

                                 POST-EFFECTIVE
                                AMENDMENT NO. 1
                                       TO

                                    FORM S-1
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             ----------------------


      TAYLOR CAPITAL GROUP, INC.                      TAYC CAPITAL TRUST I


     (Exact name of registrant as                 (Exact name of registrant as
       specified in its charter)                    specified in its charter)


              DELAWARE                                      DELAWARE
         (State or other jurisdiction of incorporation or organization)


        36-4108550                       6712                    01-6209821
     (I.R.S. Employer        (Primary Standard Industrial     (I.R.S. Employer
    Identification No.)        Classification Code No.)      Identification No.)

   350 EAST DUNDEE ROAD, SUITE 300, WHEELING, ILLINOIS, 60090, (847) 537-0020
    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                             J. CHRISTOPHER ALSTRIN
                             CHIEF FINANCIAL OFFICER
   350 EAST DUNDEE ROAD, SUITE 300, WHEELING, ILLINOIS, 60090, (847) 537-0020 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                   COPIES TO:


    JEFFREY R. PATT, ESQ.                           WILLIAM R. KUNKEL, ESQ.
 ERNEST W. TORAIN, JR., ESQ.                    SKADDEN, ARPS, SLATE, MEAGHER &
KATTEN MUCHIN ZAVIS ROSENMAN                           FLOM (ILLINOIS)
   525 WEST MONROE STREET                            333 WEST WACKER DRIVE
   CHICAGO, ILLINOIS 60661                          CHICAGO, ILLINOIS 60606
       (312) 902-5200                                   (312) 407-0700

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: |_|


     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering: |_|


     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |_|


     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: |X| 333-100560


     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: |_|

     THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE UPON FILING WITH THE SECURITIES AND EXCHANGE COMMISSION IN ACCORDANCE WITH RULE 462(d) UNDER THE SECURITIES ACT OF 1933, AS AMENDED.


================================================================================

     This Post-Effective Amendment No. 1 to the Registration Statement
(Reg. No. 333-100560) is being filed with the Securities and Exchange Commission (the "SEC") by Taylor Capital Group, Inc. (the "Company") and TAYC Capital Trust I (the "Trust") pursuant to Rule 462(d) promulgated under the Securities Act of 1933 solely to add exhibits to the Registration Statement.

                                   SIGNATURES



     Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Wheeling, State of Illinois on October 16, 2002.


TAYC CAPITAL TRUST I                         TAYLOR CAPITAL GROUP, INC.


By: /s/ J. CHRISTOPHER ALSTRIN               By: /s/ J. CHRISTOPHER ALSTRIN
   --------------------------------             --------------------------------
        J. Christopher Alstrin                       J. Christopher Alstrin
               Trustee                               Chief Financial Officer


     Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons in the capacities as indicated.





              Signature                               Title                        Date
              ---------                               -----                        ----

                 *                         Chief Executive Officer and       October 16, 2002
------------------------------------         Chairman of the Board
         Jeffrey W. Taylor


     /s/ J. CHRISTOPHER ALSTRIN            Chief Financial Officer and       October 16, 2002
------------------------------------         Director
       J. Christopher Alstrin


                 *                         President and Director            October 16, 2002
------------------------------------
          Bruce W. Taylor


                 *                         Director                          October 16, 2002
------------------------------------
         Cindy Taylor Bleil


                 *                         Director                          October 16, 2002
-----------------------------------
      Adelyn Dougherty Leander


                 *                         Director                          October 16, 2002
------------------------------------
           Ronald Emanuel


                 *                         Director                          October 16, 2002
------------------------------------
          Melvin E. Pearl


                 *                         Director                          October 16, 2002
------------------------------------
         Richard W. Tinberg


                 *                         Director                          October 16, 2002
------------------------------------
           Mark L. Yeager


                 *                         Director                          October 16, 2002
------------------------------------
           Edward McGowan



*By: /s/ J. CHRISTOPHER ALSTRIN
    --------------------------------
            Attorney-in-fact


                                 EXHIBIT INDEX

EXHIBIT             DESCRIPTION
-------             -----------


 5.2 Opinion of Richards, Layton & Finger as to the legality of the trust preferred securities being registered.



23.1                Consent of KPMG LLP.


24.1*               Power of Attorney.


----------

* Incorporated by reference to Registration Statement on Form S-1 (File No. 333-89158-01)